Exhibit 10.4

MARKETING AGREEMENT

THIS MARKETING AGREEMENT (this “Agreement”) is  made and entered into this 20th day of November, 2009 (the “Effective Date”), by and between MGP Ingredients, Inc., a Kansas corporation (“MGPI”), and Illinois Corn Processing, LLC, a Delaware limited liability company (“Manufacturer”).

RECITALS

WHEREAS, MGPI has entered into a Limited Liability Company Agreement of Manufacturer dated as of the Effective Date (the “LLC Agreement”) with Illinois Corn Processing Holdings LLC (“Holdings”), in accordance with the requirements of that certain LLC Interest Purchase Agreement dated the Effective Date (the “Purchase Agreement”) between MGPI and Holdings whereby Holdings acquired a 50% interest in Manufacturer; and

WHEREAS, MGPI and Holdings will operate the alcohol production facility located at 1301 S. Front Street, Pekin, Illinois 61554 (the “Plant”), which Plant is capable of producing both the Products (as defined herein) and also fuel ethanol alcohol; and

WHEREAS, this Agreement is the “Food Grade Alcohol Off-Take Agreement” (as such term is defined in the LLC Agreement and the Purchase Agreement).

MGPI and Manufacturer, intending to be legally bound, hereby agree as follows:

1.             Manufacture and Sale of the Products.  Subject to the terms and conditions of this Agreement, Manufacturer will manufacture and deliver food-grade and industrial-use alcohol products (the “Products”) in accordance with the specifications (the “Specifications”), each as described in Exhibit A, for MGPI, and MGPI will purchase, transport, market and sell the Products pursuant to the terms and conditions set forth in this Agreement.

2.             Term.  Subject to the terms and conditions of this Agreement,

(a)           The initial term of this Agreement will commence on the Effective Date and continue for one year (the “Initial Term”).  This Agreement will automatically renew for successive one (1) year terms thereafter (together with the Initial Term, the “Term”) unless and until (i) MGPI provides written notice of its intent to terminate this Agreement not less than ninety (90) days prior to the end of the then current Term or (ii) MGPI or its Affiliates cease to be a member of Manufacturer.

(b)           The material terms of this Agreement shall be reviewed by the parties approximately thirty (30) days prior to each anniversary of the Effective Date (each, a “Contract Year”), and either party may propose in writing changes or modifications determined in good faith by such party to be necessary or desirable to further the purposes of the parties’ respective expectations of the economic benefits arising from this Agreement and their limited liability company interests in Manufacturer.  In the event that the parties are unable to mutually agree upon any such changes or modifications within sixty (60) days after such modifications are first proposed, the Term shall be shortened such that  this Agreement shall terminate at the end of the following Contract Year unless the party proposing such changes or modifications agrees to continue with the then current terms of this Agreement.

(c)           In any event, this Agreement may be terminated by the parties prior to the end of the then current Term in accordance with Section 21.

3.             Purchase Requirements.

(a)           Both parties recognize that Product(s) will be sold under contracts that may span a variety of time periods and may contain customer specific delivery terms that will require flexibility and planning among Manufacturer, MGPI, and the customer.  This Section 3 is not intended to preclude arrangements not specifically addressed herein provided that Manufacturer and MGPI mutually agree, in writing, to those arrangements.

(b)           MGPI in fulfilling its role as marketer will solicit and identify market opportunities for Product(s) and will present each such opportunity, together with MGPI’s commercial recommendations, to Manufacturer for approval.  Manufacturer will approve of, or provide specific guidelines that allow MGPI to conclude negotiations relating to, the applicable opportunity.  When a sale is completed that relates to Product(s) to be shipped from the Plant, those sales will be added to the forward contract obligations of the Plant (the “Forward Contract Obligations”).  The Forward Contract Obligations shall be all completed sales of Plant Product(s)).

(c)           As part of the process for booking fixed priced Forward Contract Obligations, MGPI and Manufacturer will agree on a margin management strategy that relates to that sale that will include items such as Raw Material origination and hedging strategies, Product hedging strategies,  inventory management, fixing/locking in transfer prices, and any other items that the parties need to consider.

(d)           MGPI will maintain regular communications with its customers to determine as soon as possible the delivery/shipping schedule to meet the Forward Contract Obligations and customer needs.

(e)           On or before the 5th of each month during the Term, MGPI will furnish to Manufacturer an updated three (3) month rolling delivery schedule forecast, that sets forth MGPI’s best estimation, based upon Forward Contract Obligations and customer requirements, for the Products by SKU during following three (3) month period.  Each rolling forecast will set forth:

(i)            The quantity, by SKU, and desired shipping dates for Forward Contract Obligations with firm delivery dates.

(ii)           The quantity, by SKU, and forecast delivery dates for Forward Contract Obligations that reflects best information from the customer as well as any variability in deliveries permitted in the contract terms.

(iii)          A projection of whether Manufacturer and MGPI will not be able to fulfill all deliveries during the period and need to limit allocations of Product(s) to customers.

(iv)          Present any value creating arbitrage opportunities for shifting deliveries between MGPI’s Atchison, Kansas plant and Manufacturer’s Plant.

(v)           Propose to Manufacturer the quantity of Product(s) MGPI suggests marketing in the spot market during the forecast period.  The first month of each three month forecast (the “Nearby Month”) will include a forecast volume by SKU to be marketed in the spot market (the “Proposed Spot Volume”).  Proposed Spot Volumes shall not exceed 25% of the Nearby Month Forward Contract Obligations unless specifically agreed by Manufacturer.

(f)            MGPI will provide a special quarterly forecast 45 days prior to the commencement of each calendar quarter to assist Manufacturer in determining its overall production allocations between fuel grade ethanol and Product(s).

(g)           MGPI shall be required to purchase and accept delivery of all approved Forward Contract Obligations in accordance with the delivery terms of those contracts.

(h)           Manufacturer will accept or reject allocation of all or a portion of the applicable Proposed Spot Volume set forth in a forecast not less than ten (10) days prior to the commencement of the Nearby Month, it being the clearly understood objective of Manufacturer to maximize overall Plant profit.

4.             Purchase Orders.

(a)           MGPI will submit to Manufacturer written purchase orders as appropriate for the Products (each a “Purchase Order”).  Upon acceptance or confirmation of a Purchase Order by Manufacturer, such Purchase Order and this Agreement will comprise all the terms which govern the manufacture, supply and purchase of the specific Product(s) ordered.  Any terms and conditions on any Purchase Order, acknowledgement, invoice, Bill of Lading or other document that are inconsistent with or additional to the terms and conditions in this Agreement, are hereby expressly rejected and will have no force or effect, unless otherwise agreed to by the parties.  Each Purchase Order will set forth:

(i)            Quantities and SKUs of the Products,

(ii)           Desired delivery dates consistent with the applicable Delivery/Load Schedule (as defined herein) established by the parties,

(iii)          Shipping and billing instructions,

(iv)          Shipping and billing address(es), and

(v)           Any other information regarding the Products as mutually agreed to between the parties.

(b)           Manufacturer will provide MGPI with timely notification if it is unable to complete all aspects of a Purchase Order.

5.             Delivery.

(a)           MGPI and Manufacturer shall work together to establish a mutually agreeable delivery/load out schedule for the Product(s) purchased pursuant to the Forward Contract Obligations and accepted Spot Volume (the “Delivery/Load

Schedule”).  The Delivery/Load Schedule shall be agreed to by the parties on a monthly basis prior to the commencement of any Nearby Month during the Term and it shall be effective for the Nearby Month, adjusted as mutually agreed to by the parties.

(b)           MGPI shall make available to Manufacturer, a sufficient number of trucks, railcars, marine barges, as applicable, to receive and transport the Product(s) being delivered by Manufacturer hereunder at the times such Product(s) are ready to be delivered by Manufacturer. MGPI shall assure that all such trucks, railcars, marine vessels are properly maintained, in proper working condition, free from leaks and contamination and meet all applicable federal, state and local laws and regulations, as well as all requirements instituted by the applicable common carrier(s).

(c)           Title to and all risk loss of or damage to Product(s) delivered hereunder shall pass as follows:  when by or into any marine vessel, at the flange between the vessel’s permanent hose connection and the shore line; when into any truck or tank car, as the product enters the receiving equipment, or, if received by a common carrier, when accepted by the carrier for shipment; when into storage (other than from vessels), as the product enters the tank; and when by in tank transfer, on the effective date of the transfer.  Delivery shall be deemed to be complete when title to and all risk of loss is transferred to MGPI as specified herein.

(d)           All Purchase Orders will be delivered to MGPI FOB (as defined in Incoterms 2000) Plant within the scheduled delivery window as set forth on the applicable Delivery/Load Schedule, or as otherwise agreed to by the parties.  The Marine Terms set forth in Exhibit D shall apply for deliveries to marine vessel.  Manufacturer shall provide MGPI with all necessary and customary shipping documents, including, without limitation, Bill of Lading, Certificate of Analysis (“COA”), Certificates of Quantity.

(e)           Manufacturer shall provide current Material Safety Data Sheets to all carriers and to MGPI for all delivered Product.

(f)            MGPI will arrange for shipment of all Product(s).  Manufacturer will load Product(s) into MGPI provided equipment for shipment during regular hours established by Manufacturer for such deliveries and in accordance with reasonable instructions from MGPI accompanying an accepted and confirmed Purchase Order.  MGPI shall ensure that equipment and Product is removed from the Plant property as soon as possible after loading is complete.  Manufacturer reserves the right to impose surcharges on deliveries request outside its regular hours.

(g)           Manufacturer and MGPI will furnish each other reasonably sufficient information to verify shipment of the Products in a manner of communication that will be mutually acceptable to both Manufacturer and MGPI.  Manufacturer will maintain reasonably detailed records of all Products loaded and shipped for a minimum of three (3) years, or such longer period as required under Alcohol and Tobacco Tax and Trade Bureau regulations.

(h)           All agents and employees of MGPI, when on Plant property, will adhere to such rules and regulations as may be established by Manufacturer, including those concerning safety and routing procedures.

6.             Pricing; Payment and Commissions.

(a)           Payment:

(i)            Unless otherwise specified in the applicable Purchase Order, MGPI shall make payment via wire transfer of immediately available federal funds or ACH payment to Manufacturer in U.S. dollars upon comparable terms as MGPI’s customers for the Products, but in any event terms shall not exceed thirty (30) days after receipt of a legible, unaltered copy of the invoice and supporting documents.  If the invoice is received after noon of any one date, such invoice will be deemed received on the next day.

(ii)           In the event the payment due date falls on a Saturday or a New York banking holiday other than a Monday, then payment shall be made on the nearest preceding New York banking day.  If the payment due date falls on a Sunday or a Monday that is a banking holiday in New York, then payment shall be made on the next New York banking day.

(iii)          If MGPI does not timely pay an undisputed invoice and does not cure such non-payment within five (5) New York banking days following Manufacturer’s written notice thereof, MGPI shall be deemed in default of this Agreement and such unpaid amounts will incur interest at the lesser of (i) one and a half percent per month (18% per annum) or (ii) the maximum rate allowed by law.  MGPI shall pay all of Manufacturer’s costs (including attorneys’ fees and court costs) of collecting past due amount.  Either party may change its invoice address and/or fax number upon notice to the other party given at latest ten (10) days in advance of the effective date of the change

(b)           Manufacturer shall invoice MGPI for **** delivery at the **** Cost defined in Exhibit B.  ****

(c)           Manufacturer shall present its calculation of the **** Cost ****.

(d)           MGPI shall remit **** Payments due Manufacturer within **** during the Term.  In connection with such payment, MGPI shall present its calculation of the ****.

7.             Audit.

(a)           Each party will permit the other party, at its sole expense, upon reasonable prior notice and during normal business hours, to audit its accounting records and other documents which specifically relate to the calculation of **** Cost in accordance with Exhibit B and **** Payment in accordance with Exhibit C of this Agreement, and shall have the right to audit such records at any reasonable time or times within two (2) years after the delivery of Product(s) pursuant to this Agreement; provided, however, a party may only conduct one (1) audit per calendar year, and records pertaining to a year previously audited may not be re-audited.

**** indicates that material deemed confidential has been omitted from this document pursuant to a request for confidential treatment under Exchange Act Rule 24b-2 and 5 U.S.C. 552(b)(4) and has been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

(b)           If any such audit determines that there was an error in the calculations made and reported pursuant to Section 6, the management of each of MGPI and Manufacturer will make a good faith effort to resolve any differences between the parties with respect to the results of the audit.  If within thirty (30) days after the audit results are provided to the audited party, the managements of MGPI and Manufacturer are unable to resolve all differences, either party may seek damages and any other equitable or legal relief from a court of competent jurisdiction.

(c)           Within thirty days of resolution of any audit differences either by agreement or by a final, non-appealable judgment of a court of competent jurisdiction, MGPI or Manufacturer, as applicable, shall remit to the other party any amount shown to be due by it under such audit resolution.

8.             Financial Responsibility.  If either party’s payments or deliveries to the other party shall be in arrears, or the financial responsibility of either party becomes impaired or unsatisfactory in the reasonable opinion of the other party, advance cash payment or satisfactory security shall be given upon demand, and deliveries may be withheld until such payment or security is received.  If such payment or security is not received within five (5) New York banking days from demand thereof, the party demanding such payment or security, in addition to any other rights which it may have, may cancel this Agreement, may accelerate payment of any amounts owed but not yet due and payable to be immediately due and payable, or both.  Each party grants to the other party and its domestic affiliates the right to set off and to apply any money, accounts payable, or product balance owed by the other party and its domestic affiliates to the other party or any collateral of every description held by the other party and its domestic affiliates to secure any indebtedness or obligation owed by the granting party to the other party and its domestic affiliates against any unpaid money or accounts receivable owed to the other party and its domestic affiliates by the granting party.  In the event either party becomes insolvent, makes an assignment to any general arrangement for the benefit of creditors or if there are instituted by or against either party proceedings in bankruptcy or under any insolvency law or law for reorganization, receivership or dissolution, the other party may withhold deliveries or cancel this Agreement.  The exercise by either party of any right reserved under this paragraph shall be without prejudice to any claim for damages or any other right of such party under this Agreement or applicable law.

9.             Taxes.

(a)           The parties recognize that transactions involving the transfer of Product(s) between Distilled Spirits Plant permit holders are generally not taxable.

(b)           Any and all taxes, fees, or other charges imposed or assessed by governmental or regulatory bodies, the taxable incidence of which is the transfer of title or the delivery of the Product(s) hereunder, or the receipt of payment therefor, regardless of the character, method of calculation, or measure of the levy or assessment, shall be paid by the party upon whom the tax, fee or charge is imposed by law, except that MGPI shall reimburse Manufacturer for all federal, state, and local taxes, fees, or charges which are imposed by law on Manufacturer or required to be remitted and paid by the Manufacturer.  If MGPI claims exemption from any of the aforesaid taxes, fees, or other charges, then MGPI must furnish Manufacturer with a properly completed and executed exemption certificate in the form prescribed by the appropriate taxing authority in lieu of payment of such taxes or reimbursement of such taxes to Manufacturer.  Notwithstanding anything to the contrary contained herein, each party shall be responsible for its own income, franchise and ad valorem taxes.

(c)           MGPI hereby acknowledges and agrees to maintain its status as a “Distilled Spirits Plant” pursuant to the applicable regulations of the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury.

10.           Production Facilities.

(a)           Manufacturer will manufacture the Products at the Plant in accordance with the Specifications and provide a valid COA for all Product delivered under this Agreement.

(b)           Manufacturer will maintain the Plant and the equipment used in the manufacture of the Products in good working order and condition necessary to produce the quantities and qualities of the Products ordered by MGPI under this Agreement.

(c)           The Plant will at all times be in compliance with any laws, regulations or other requirements applicable to the manufacture and sale of the Products.

11.           Materials; Handling and Storage.

(a)           Unless otherwise agreed between the parties in writing, Manufacturer is responsible for (i) obtaining suitable raw materials necessary for the manufacture of the Products under this Agreement (“Raw Materials”) in accordance with the Specifications, and (ii) manufacturing, processing, storing, and loading of the ordered Products for delivery into MGPI provided equipment.

(b)           Manufacturer will furnish MGPI with a copy of its recall policy and procedures.  Manufacturer will further notify MGPI as soon as practicable by phone (with written confirmation to follow) if it knows of

(i)            any recall or other action or scheduled inspection by any regulatory agency against the Plant or Products covered under this Agreement,

(ii)           any violations reported or recorded during any such inspection and/or any analytical results obtained from regulatory agencies which adversely and materially impact the Products or the ability to acquire the Raw Materials or Packaging Materials, and

(iii)          any significant manufacturing process deviation that compromises the safety and/or quality of the Products.

(c)           In addition, without limiting the generality of the foregoing:

(i)            MGPI shall provide Manufacturer with a designated party and designated phone number for the purpose of providing the notifications to MGPI under this Section 11.  Manufacturer shall not be responsible for the failure of MGPI to monitor its designated phone number.

(ii)           Manufacturer will not use Raw Materials if they (A) do not reasonably appear to conform to the Specifications, or (B) exhibit apparent quality defects.

(iii)          Manufacturer will reasonably maintain the quality of Raw Materials from the time it receives the Raw Materials at the Plant until it manufactures the Raw Materials into the Products.  Thereafter, Manufacturer will maintain the quality of Products until such Products are delivered to MGPI.

(iv)          Manufacturer will credit, replace, and re-bill without cost to MGPI all Products sold to MGPI under this Agreement that do not meet the Specifications unless the failure to meet Specifications is caused by (A) MGPI or others after title to the Products has passed to MGPI, (B) any instruction or direction received by Manufacturer from MGPI directing Manufacturer to manufacture the Products in a manner not consistent with the Specifications or (C) MGPI’s failure to comply with any of  its obligations under this Agreement.  Manufacturer will promptly credit, replace, and re-bill such Products when MGPI notifies it of same.

12.           Inspections, Measurement, Testing and Acceptance.

(a)           Quality.

(i)            Quality of the Product shall be determined and certified from samples taken prior to or at the time and place of loading or transfer of the Product by a mutually agreed laboratory.  The cost of such inspection shall be borne equally by MGPI and Manufacturer unless MGPI and Manufacturer agree that Manufacturer may conduct testing.

(ii)           Quality of the Product shall be based upon laboratory analysis of a representative composite sample taken from storage tank(s) of the entire lot to be loaded and a valid COA shall be provided by the testing laboratory to MGPI for all delivered Products.

(b)           Measurement.

(i)            Meters and other measuring devices belonging to the Manufacturer or its agents or suppliers and used hereunder shall be deemed conclusive of the quantities of Product delivered to MGPI by Manufacturer hereunder, unless either party notifies the other of any errors in measurement.

(ii)           Manufacturer shall be responsible for the accuracy of its measuring equipment at the loading location, including all gauges and meters, and shall ensure that such equipment complies in all respects with applicable laws, rules, and regulations and will be certified at least every three months or 10,000,000 gallons or per TTB requirements, whichever occurs first.  MGPI shall have the right, but not the obligation, during the Term to have a representative inspect Manufacturer’s measurement equipment for suitability and accuracy and be present for proving and calibration.  Such MGPI inspection, testing, or additional certification shall be at MGPI’s expense.  MGPI shall be given access to all transaction and meter proving records.  All custody meters shall be proved and calibrated with the latest API MPMS.  All calibration equipment shall be certified and traceable to NIST.  Meters shall be proved on a NET basis unless otherwise required by regulatory agencies.

(iii)          All volumes or quantities of Product shall be net volumes or quantities as adjusted per ASTM/API standards.  Product shall be measured and billed on a per gallon basis.  The term “gallon” as used herein shall mean a U.S. gallon or 231 cubic inches.  All quantities delivered shall be adjusted to a temperature of 60 degrees Fahrenheit in accordance with the latest applicable ASTM standards

(iv)          Truck/Rail Car.  Quantities of Product delivered pursuant to this Agreement into or from tank trucks/cars or rail cars shall be measured using calibrated meters located at or near the delivery point or, if such meters are unavailable, by certified calibrated scales or applicable calibration tables.

(v)           Marine Vessel.  Unless otherwise agreed, inspection and measurement of Product delivered pursuant to this Agreement into or from marine vessels shall be made by a mutually licensed independent inspector, the cost of which shall be born equally by MGPI and Manufacturer.  Said inspector’s determinations shall be reported to MGPI and Manufacturer and shall serve as the basis for the invoice, except in cases of manifest error or fraud.

The quantity of Product shall be determined by proven meters, in the immediate vicinity of the berth located at the designated point of custody and title transfer.  If meters are unavailable, not proven, not functioning correctly, or determined by the independent inspector to be inaccurate or otherwise not to represent the volume delivered to or from the vessel, then the quantity shall be shall be based on static shore tank measurements.  If the shore tank(s) is/are active, or a shore tank, before receipt or after delivery, contains less than one (1) foot of product, or the independent inspector cannot verify the shore tank measurements prior to or after delivery, or the independent inspector determines that the shore tank measurements are inaccurate or otherwise not representative of the volume quantities delivered to or from the vessel, then the quantity shall be determined by the vessel less any OBQ (on-board quantity) or ROB (remaining on board) adjusted for vessel load VEF (vessel experience factor) if available.  If no vessel load VEF is available, the quantity shall be determined by the various quantities adjusted for OBQ or ROB.

(c)           Testing and Acceptance:

(i)            Manufacturer or the designated laboratory shall issue a COA confirming the results of the tests of the quality of the Product obtained pursuant to Section 12(a) above.

(ii)           MGPI will not accept, and Manufacturer shall not load into MGPI equipment, Product not conforming to the Specifications.

(iii)          any claims that the Product(s) delivered hereunder do not conform to the Specifications are waived unless presented in writing by MGPI to Manufacturer within fourteen (14) days after delivery of Product(s).  Except as set forth in this Section 12(c)(iii), no claim shall be made or honored for Product not meeting the Specifications (“Non-conforming Products”) after delivery to MGPI.

(iv)          Manufacturer’s liability regarding the condition, quality, or fitness of Non-conforming Product(s) delivered to MGPI is strictly limited, at Manufacturer’s sole option, to 1) a refund by Manufacturer to MGPI an amount equal to the difference between the market value as of the date title transferred of the Non-conforming Products and the price paid therefor by MGPI, or 2) Manufacturer may replace the Non-conforming Products upon the return of the Non-conforming Products by MGPI.

13.           Confidentiality.

(a)           General Obligation. All information provided by one party (the “Disclosing Party”) to the other party (the “Recipient”) will be governed by this Section 13.  The term “Confidential Information” will mean (i) all information contained in any reports delivered pursuant to this Agreement, (ii) the Product Know-How and (iii) all other trade secrets or confidential or proprietary information designated as such in writing by the Disclosing Party, whether by letter or by the use of an appropriate proprietary stamp or legend, before or when any such trade secret or confidential or proprietary information is disclosed by the Disclosing Party to the Recipient. Confidential Information will also include information that the Disclosing Party discloses to the Recipient (whether orally, visually or in writing without an appropriate letter, proprietary stamp or legend) if the Disclosing Party notifies the Recipient in writing and describes the information disclosed, references the place and date of the disclosure, and the names of the employees or officers of the Recipient to whom the disclosure was made. The parties also agree to treat any information or materials jointly developed as proprietary and as Confidential Information.

(b)           Disclosure.  The Recipient will hold in confidence, and will not disclose to any person outside its organization, any Confidential Information during the term of this Agreement and for two (2) years thereafter. The Recipient will use Confidential Information only for the purpose of producing the Products for the Disclosing Party or fulfilling its contractual obligations under this Agreement; it will not use or exploit Confidential Information for any other purpose or for its own benefit or the benefit of another without the prior written consent of the Disclosing Party.  Recipient will disclose Confidential Information received by it under this Agreement only to persons within its organization or suppliers and/or third party vendors who have a need to know such Confidential Information in the course of the performance of their duties and who are directed to protect the confidentiality of the Confidential Information in accordance with the terms of this Agreement.  In particular, the parties agree to take reasonably appropriate steps to ensure suppliers and third party vendors receiving Confidential Information maintain the confidentiality of such Confidential Information.

(c)           Limitation on Obligations.  The obligations of the Recipient under this Section will not apply to, and Confidential Information does not include, information that:

(i)            Is generally known to the public before the disclosure by the Disclosing Party or becomes generally known to the public through no wrongful act on the part of the Recipient in violation of this Agreement;

(ii)           Is in the Recipient’s possession at the time of disclosure by the Disclosing Party other than as a result of Recipient’s breach of any legal obligation;

(iii)          Becomes known to the Recipient through disclosure by sources other than the Disclosing Party having the legal right to disclose the Confidential Information;

(iv)          Is independently developed by the Recipient without reference to or reliance upon the Confidential Information; or

(v)           Must be disclosed by the Recipient pursuant to applicable law or governmental regulations; provided, however, that the Recipient notifies the Disclosing Party in writing, to the extent not prohibited by law, before disclosing the Confidential Information and reasonably cooperates with the Disclosing Party to avoid and/or minimize the extent of the disclosure.

(d)           Ownership of Confidential Information.  The Disclosing Party is and will remain the exclusive owner of Confidential Information and all rights embodied in it.  Without limiting the generality of the foregoing, the Specifications will constitute Confidential Information owned by or provided under license to MGPI and may not be used by Manufacturer for any purpose except in connection with its performance of this Agreement.

(e)           Return of Documents. Upon the request of the Disclosing Party, Recipient will, at its option, destroy or return to the Disclosing Party all drawings, documents and other tangible manifestations of Confidential Information received by the Recipient under this Agreement, including all copies and reproductions.

14.           Intellectual Property License; Misappropriation.

(a)           MGPI grants to Manufacturer a non-exclusive manufacturing license to utilize the Specifications and any related Confidential Information (“Product Know-How”) to manufacture Products in accordance with this Agreement.  Manufacturer acknowledges that Product Know-How may include the Confidential Information of MGPI customers and that Manufacturer will not misappropriate any such Confidential Information.

(b)           MGPI represents, warrants and covenants that it has the right to disclose to Manufacturer under confidentiality the Product Know-How for Manufacturer’s use while manufacturing Products under this Agreement.

(c)           MGPI represents and warrants that it will not knowingly request Manufacturer to produce Product or provide to Manufacturer Product-Know-How that infringes on any rights of third parties.

15.           Manufacturer’s Warranties and Representations.

(a)           Manufacturer warrants and represents that:

(i)            Manufacturer has and will deliver good and marketable title to the Product(s),

(ii)           Manufacturer has full right and authority to transfer such title to the Product(s) to MGPI,

(iii)          The Product(s) will conform to the Specifications set forth on the face of the applicable Purchase Order,

(iv)          The Product(s) shall be delivered free and clear of any and all security interests, liens, encumbrances, pledges, and charges.

(v)           Manufacturer is or will be at all relevant times registered with the IRS as may be required to engage in transactions with respect to ethanol, and possess all federal, state and local registrations as may be required by law in the state where title passes.

(vi)          The manufacture and delivery of all Products will be conducted in strict compliance with any laws or regulations applicable to the manufacture and sale of the Products, including without limitation, operating under basic and operating permits from the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of Treasury and maintaining any bonds required thereunder.

(b)           Warranty Disclaimers.  THE EXPRESS WARRANTIES IN THIS SECTION 15 ARE IN LIEU OF, AND MANUFACTURER DISCLAIMS, ALL OTHER WARRANTIES, REPRESENTATIONS AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

16.           MGPI’s Warranties and Representations.  MGPI warrants and represents that:

(a)           The purchase, transportation, and marketing of all Product will be conducted in strict compliance with any laws or regulations applicable to the purchase, transportation and sale of the Products, including without limitation holding required permits and licensing from the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of Treasury;

(b)           MGPI has instituted its own quality control and delivery protocols, including with its customers, that will prevent the contamination or use of Product that may become contaminated or be put “off specification” after delivery; and

(c)           The Product(s) and their Specifications are suitable for their intended purpose and will not be used by MGPI alone or as a component in manufacturing another product that is injurious to persons, the environment, equipment, or property.

17.           Liquidation and Close-out:

(a)           Notwithstanding any other provision of this or any other commodity contract between the parties, if either party (the “Non-Performing Party”) shall (i) default in the payment or performance of any other material obligation to the other party under this or any other agreement between the parties and fails to cure such payment default within five (5) New York banking days after receipt of notice of such failure, (ii) file a petition or otherwise commence or authorize the commencement of  a proceeding or case under any bankruptcy, reorganization, or similar law for the protection of creditors or have any such petition filed or proceeding commenced against it, (iii) otherwise become bankrupt or insolvent (however evinced), (iv) be unable to pay its debts as they fall due, or (v) fail to give adequate security for or assurance of its ability to perform its obligations hereunder or thereunder within two (2) New York banking days after receipt of a reasonable request therefor, the other party (the “Performing Party”) shall have the right, immediately and without liability, to liquidate and close out any or all forward contracts, including, without limitation, Purchase Orders, then outstanding between the parties.

(b)           In the event of the foregoing, the Performing Party, may, but shall not be obligated to, (i) close out each such forward contract at its market value as reasonably determined by the Performing Party at such time (so that a settlement payment in an amount equal to the difference, if any, between the then prevailing market value and the value specified in such contract shall be due to MGPI under that forward contract if such market value is greater than such contract value and shall be due to Manufacturer under that forward contract if the opposite is the case), (ii) set off all market damages so determined and payable by each of the parties to the other and (iii) set off all margin held by either to secure the obligations of the other party (including all payments due to the other party with respect to deliveries received from such other party, which payments, prior to payment, shall be deemed to held by each as margin to secure the other party’s obligations from time to time incurred); whereupon all such amounts shall be aggregated or netted to a single liquidated amount payable within (1) business day by the party owing the greater such amount to the other.

(c)           The Performing Party’s rights under this Section shall be in addition to, and not in limitation or exclusion of, any other rights which the Performing Party may have (whether by agreement, operation of law, or otherwise), including any rights and remedies under the Uniform Commercial Code.  The Non-Performing Party shall indemnify and hold the Performing Party harmless from and against all costs and expenses (including reasonable attorneys’ fees) incurred in the exercise of any remedies hereunder.  If a default occurs, the Performing Party, without limitation of its rights hereunder, may set off amounts which the Non-Performing Party owes to it against any amount which it owes to the Non-Performing Party (whether hereunder, under a forward contract, or otherwise and whether or not then due).  The parties acknowledge that this Agreement constitutes a forward contract for the purposes of Section 556 of the U.S. Bankruptcy Code.

18.           Indemnities.

(a)           Manufacturer will indemnify, defend and will hold harmless MGPI (including its parent, affiliate, and subsidiary companies) for, and will pay to MGPI the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) (collectively, “Damages”), arising, directly or indirectly, from or in connection with: (i) any breach of any representation or warranty made by Manufacturer in this Agreement or (ii) any breach by Manufacturer of any covenant or obligation of Manufacturer in this Agreement. In addition, notwithstanding any other provision contained in this Agreement, MGPI shall not be responsible for loss of or damage to the property of Manufacturer or of its contractors, sub-contractors or customers (other than MGPI) (herein “Manufacturer Group”), or for personal injury or death of the employees of any entity in the Manufacturer Group, arising out of or in any way connected with the performance of this Agreement, and even if such loss, damage, injury or death is caused wholly or partially by the negligence of any entity in the MGPI Group (as defined below) (but excluding gross negligence or willful misconduct of the MGPI Group), and Manufacturer shall indemnify, protect, defend and hold harmless MGPI Group from any and all claims, costs, expenses, actions, proceedings, suits, demands and liabilities whatsoever arising out of or in connection with such loss, damage, personal injury or death.  Manufacturer will confer with MGPI and its insurance carrier before settling any claims for which Manufacturer is responsible under this Agreement.

(b)           MGPI will indemnify, defend and will hold harmless Manufacturer for, and will pay to Manufacturer the amount of, any Damages arising, directly or indirectly, from or in connection with: (i) any breach of any representation or warranty made by MGPI in this Agreement or (ii) any breach by MGPI of any covenant or obligation of MGPI in this Agreement.  In addition, notwithstanding any other provision contained in this Agreement, excepting Section 12(c), Manufacturer shall not be responsible for loss of or damage to the property of MGPI or of its contractors, sub-contractors or customers (herein “MGPI Group”), including the Product(s) after title has passed to MGPI, or for personal injury or death of the employees of any entity in the MGPI Group, arising out of or in any way connected with the performance of this Agreement, and even if such loss, damage, injury or death is caused wholly or partially by the negligence of any entity in the Manufacturer Group (but excluding gross negligence or willful misconduct of the Manufacturer Group), and MGPI shall indemnify, protect, defend and hold harmless the Manufacturer Group from any and all claims, costs, expenses, actions, proceedings, suits, demands and liabilities whatsoever arising out of or in connection with such loss, damage, personal injury or death.  MGPI will confer with Manufacturer and its insurance carrier before settling any claims for which MGPI is responsible under this Agreement.

(c)           Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF USE, DATA, BUSINESS OR PROFITS) OR FOR COSTS OF PROCURING SUBSTITUTE SERVICES, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES OR ANY PRODUCTS PROVIDED BY MANUFACTURER, HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

19.           Third Party Claims.  Promptly after service of notice of any claim or of process by any third person in any matter in respect of which indemnity may be sought from an indemnifying party under this Agreement, the indemnified party will notify the indemnifying party after being served.  The indemnifying party will have the right to participate in, or assume and control, at its own expense, the defense of any such claim or process or settlement.  After notice from the indemnifying party of its election to assume the defense of the action, the indemnifying party will not be liable to the indemnified party for any legal or other expense incurred by the indemnified party in connection with such defense.  Such defense will be conducted expeditiously (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking into account costs and expenditures) and the indemnified party will be advised promptly of all developments.

Notwithstanding the foregoing, with respect to any matter which is the subject of any such claim and as to which the indemnified party fails to give the indemnifying party notice, and this failure adversely affects the ability of the indemnifying party to defend the claim or materially increases the amount of indemnification which the indemnifying party is obligated to pay under this Agreement, the amount of indemnification which the indemnified party will be entitled to receive will be reduced to an amount which the indemnifying party would have been entitled to receive had such notice been timely given.  No settlement of any such claim as to which the indemnifying party has not elected to assume the defense thereof will be made without the prior written consent of the indemnifying party, which consent will not be unreasonably withheld or delayed.

20.           Insurance.

(a)           Each party agrees to provide and maintain at all times during this contract such minimum insurance coverage as set forth in this paragraph 20(a) and to otherwise comply with the provisions that follow.  Without limiting in any way the scope of any obligations and/or liabilities assumed hereunder by each party, each party shall procure, or cause to be procured from reputable insurance companies with at least an A+ or AA rating and maintain, at all times while conducting operations under this Agreement, the following minimum levels of insurance:

(i)            Workers’ compensation insurance for the full statutory limits and Employers’ Liability Insurance or its equivalent with a limit of not less than Five Million Dollars ($5,000,000.00) per occurrence, applicable to all persons employed by such party;

(ii)           Commercial General Liability insurance (on an occurrence basis not a claims made basis) including contractual liability and products-completed operations liability coverage, covering all operations by or on behalf of such Party against bodily injury (including death) and property damage (including loss of use) having a combined single limit of not less than Twenty-Five Million Dollars ($25,000,000.00) per Occurrence;

(iii)          Automobile liability insurance with a combined single limit of not less than Five Million Dollars ($5,000,000.00) for bodily injury and property damage per occurrence for all owned, hired and non-owned vehicles;

(iv)          As to MGPI, cargo and loss insurance in an amount not less than that covers the actual value of Product as to which title has transferred but not yet paid for.  Any such insurance shall name Manufacturer as the Loss Payee for distribution as the parties’ interest may appear.

All limits as required above may be met by the use of primary and excess liability insurance, where any excess insurance shall be excess to the underlying primary liability limits, terms and conditions for each category of liability insurance, shall be written on a following form basis of underlying coverages (including on an occurrence basis and not a claims made basis), and if there are aggregate limits, such aggregate limits shall apply separately to each annual policy period. All insurance policies to be maintained by each party, except Workers’ compensation, shall include coverage for contractual liability, extending to and including (but not in any way limit) all indemnities given by each party hereunder and shall be primary to the extent of liabilities assumed by each party to any policies held by or providing coverage to the other party and coverage afforded to each party under the other party’s policies shall delete any excess clause or co-insurance clause that requires sharing or renders primary any other insurance covering the other.  Furthermore, all insurance policies shall be endorsed to: (i) name the other party as an additional insured; (ii) provide for a waiver of subrogation or equivalent endorsement in favor of the other party; and (iii) provide a Severability of Interests or Cross Liability Clause.

In no event shall the amount or scope of the insurance required herein limit the liability of either party assumed by it in this Agreement nor shall the failure to collect under any policy for any reason relieve such party of any of its obligations. Any and all deductibles or self-insured retentions in the above described policies shall be assumed by, for the account of, and at the sole risk of such party.

(b)           Each party will furnish the other party with certificates of insurance evidencing the above coverage before beginning any production under this Agreement, and afterwards from time to time upon the expiration of any certificate of insurance.  The certificates delivered by each party will contain a clause specifying that the other party will be notified in writing no less than 30 days before there is a cancellation or material change in coverage.

21.           Termination by the Parties.

(a)           MGPI may terminate this Agreement upon written notice to Manufacturer:

(i)            If Manufacturer breaches or violates any of the warranties, representations, agreements, covenants, or conditions that this Agreement contains or requires and Manufacturer fails to remedy the breach or violation within thirty (30) days after receipt from MGPI of written notice of the breach or violation; or

(ii)           If Manufacturer makes an assignment for the benefit of its creditors, commits any act of bankruptcy, has a receiver appointed, or otherwise admits of its inability to pay its debts as they mature.

(b)           Manufacturer may terminate this Agreement upon written notice to MGPI:

(i)            If MGPI breaches or violates any of the warranties, representations, agreements, covenants, or conditions that this Agreement contains or requires and MGPI fails to remedy the breach or violation within thirty (30) days after receipt from Manufacturer of written notice of the breach or violation; or

(ii)           If MGPI makes an assignment for the benefit of its creditors, commits any act of bankruptcy, has a receiver appointed, or otherwise admits of its inability to pay its debts as they mature; or

22.           Effect of Termination.

(a)           For the six (6) months immediately following the expiration or termination of this Agreement, Manufacturer will provide to MGPI reasonable cooperation and assistance (including without limitation knowledge transfer, materials sourcing, transfer of unused materials and unfinished inventory) to transition production of the Products to a third party designated by MGPI.  Manufacturer may invoice MGPI for actual charges, including without limitation, man hours paid for by Manufacturer, it incurs for the provision of transition services provided to MGPI pursuant to this Section 22.  This paragraph (a) will survive termination or expiration of the Agreement.

(b)           Termination of this Agreement will be without prejudice to any rights that may have accrued to Manufacturer or MGPI at the date of termination.  The obligations of the parties under Sections 13, 14, 15, 16, 18, 21, 22, 23, and 24 will survive any termination.

23.           Force Majeure. In the event either party is rendered unable, wholly or in part, to perform its obligations under this Agreement (other than to make payments due hereunder) because of acts of God; floods; fires; explosions; extreme heat or cold, extreme storms, or other extreme adverse weather; earthquakes; power shortages; transportation difficulties; strikes, lockouts, or other industrial disturbances; wars, acts of terrorism, or sabotage; accident or breakage of equipment or machinery; failure of transporters to furnish transportation; failure of suppliers to furnish supplies, fuel, or raw materials; or any newly enacted law, rule, order, or action of any court or instrumentality of the federal, state or local government; or any other material cause or material causes beyond the affected party’s reasonable control, it is agreed that on such party’s giving notice and full particulars of such force majeure event or condition to the other party, the obligations of the party giving such notice shall be suspended from the date of the other party’s receipt of such notice and for the continuance of any inability so caused, but for no longer period; and such cause shall, so far as possible, be remedied with all reasonable dispatch.  Events of force majeure shall not extend the Term.  If an event of force majeure continues for a period in excess of 90 days, the party not affected by the force majeure may terminate this Agreement at any time thereafter during the continuance of the force majeure effective upon the giving of written notice to the party which is subject to the force majeure event.

24.           Independent Contractors.  The parties are independent contractors and engage in the operation of their own respective businesses.  Neither Manufacturer nor MGPI will be considered the agent of the other for any purpose whatsoever.  Neither Manufacturer nor MGPI has any authority to enter into any contracts or assume any obligations for the other or to make any warranties or representations on behalf of the other, except as may be provided in a written agreement between the parties specifically authorizing such party to do so.  Nothing in this Agreement will establish a relationship of co-partners or joint venturers between Manufacturer and MGPI.  Under no circumstances will MGPI be liable for the debts or obligations of Manufacturer or for the wages, salaries, or benefits of Manufacturer’s employees, nor will Manufacturer be liable for the wages, salaries, or benefits of MGPI’s employees, except as may be provided in a written agreement between the parties specifically stating that such party assumes such liability.

25.           Severability.  If any section or portion of this Agreement violates any applicable law, such section or portion will be inoperative.  If a court of competent jurisdiction rules that any provision set forth in this Agreement is unenforceable, then such provision will (if possible) be deemed modified to the extent that, in the court’s opinion, is necessary to make it enforceable.  The remainder of the Agreement will remain valid and will continue to bind the parties.

26.           Successors and Assigns.  This Agreement will be binding and inure to the benefit of each of the parties and its successors and assigns.

27.           Notices.  Except as provided otherwise, each party will give in writing by personal delivery, confirmed facsimile transmission or overnight courier any notice or communication that such party may or must give under this Agreement or regarding it.  This notice will be deemed to have been given or made when personally delivered, upon the date received by facsimile if received by 5 pm local time (and if not, the following business day) and upon the date the overnight courier delivers such notice or communication as evidenced by the overnight courier’s delivery confirmation.

Either party may advise the other of changes of address or additional addresses for giving notice from time to time by notice given according to this Section.

28.           Waiver.  No waiver by either party of any breach, default, or violation of this Agreement will constitute a waiver of any subsequent breach, default, or violation of the same or other term, warranty, representation, agreement, covenant, condition, or provision.

29.           Assignments, Successors, and No Third Party Rights.  Neither party may assign any of its rights under this Agreement without the prior consent of the other party.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

30.           Entire Agreement.  This Agreement, together with the Exhibits attached and incorporated by reference, contains all of the terms, warranties, representations, agreements, covenants, conditions, and provisions the parties have agreed upon with respect to the subject matter of this Agreement and merges and supersedes all prior agreements, understandings, and representations relating to such subject matter.  This Agreement will not be altered or changed except by a writing that an authorized officer or representative of each party signs.  This Agreement may be executed in one or more counterparts and by electronic or facsimile signatures, all of which together will be considered one document and will serve as an original for all purposes.

31.           Governing Law; Interpretation.  This Agreement will be governed by New York law without regard to its conflicts of law rules.

32.           Currency.  All amounts set forth in this Agreement and all business conducted pursuant to this Agreement are and will be denominated and conducted in US dollars.

33.           Terms and Conditions.  The terms and conditions of purchase and sale of Products are set forth in this Agreement, as amended or modified in writing signed by both parties, and neither party’s standard terms and conditions will apply.  In the event of any conflict between this Agreement and terms of any documents delivered pursuant to this Agreement, including without limitation any Purchase Order and any invoices sent by Manufacturer, this Agreement will control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party has executed this Agreement on the day and year first above written.

MGP Ingredients, Inc.

By:	/s/ Timothy W. Newkirk
Timothy W. Newkirk, President

Illinois Corn Processing, LLC

By:	/s/ Randy Schrick
Randy Schrick, President

EXHIBIT A — PRODUCTS AND SPECIFICATIONS

ASTM 4806 specifications current at the time of delivery or any successor specifications thereof with sulfates not to exceed 4 ppm and denaturant not to exceed the Internal Revenue Service volume maximum so that the Product qualifies for the full blender’s credit.

EXHIBIT B ****

**** [3 pages omitted]

**** indicates  that material deemed confidential has been omitted from this document pursuant to a request for confidential treatment under Exchange Act Rule 24b-2 and 5 U.S.C. 552(b)(4) and has been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

EXHIBIT C ****

**** [ 2 pages omitted]

**** indicates  that material deemed confidential has been omitted from this document pursuant to a request for confidential treatment under Exchange Act Rule 24b-2 and 5 U.S.C. 552(b)(4) and has been filed separately with the Office of the Secretary of the Securities and Exchange Commission.

EXHIBIT D — MARINE TERMS

1.               Nominations

(a)           MGPI shall nominate a marine vessel acceptable to Manufacturer (the “Vessel”), such acceptance shall not be unreasonably withheld. For the avoidance of doubt, Manufacturer shall be entitled to reject MGPI’s nominated Vessel if it does not pass Manufacturer’s internal safety vetting procedure or that of any of Manufacturer’s facility.

(b)           Where practicable or unless otherwise agreed, MGPI shall nominate the Vessel at least three (3) days before the first day of the agreed arrival window.

(c)           All nominations shall be in writing and MGPI shall include, to the extent known:

Contract Reference

Vessel Name

Product Grade

Quantity

Agreed Loading Date Range / Arrival Date Range (as applicable)

Estimated Time of Arrival (ETA)

Independent inspector

Product and Quality Specifications (as applicable)

Comments / Instructions (as applicable)

(d)           Manufacturer shall give notice accepting or rejecting any Vessel nomination within one (1) banking day after receipt of such nomination.

2.               Estimated Time of Arrival (“ETA”):

(a)           Where practicable, MGPI shall provide Vessel’s ETA no later than 48 hours prior to the Vessel’s arrival.

(b)           The terminal operator at the Manufacturer’s facility shall be further notified 6 hours in advance of the Vessel’s arrival.

(c)           After the six-hour notice, when a scheduled arrival time changes by more than two hours, all reasonable efforts shall be made to notify the terminal operator at the discharge port of such change.

3.               Notice of Readiness:  After the Vessel has arrived at the customary place of waiting, is otherwise in all respects ready to load cargo.

4.               Laytime:

(a)           Unless otherwise agreed, barge laytime (“Laytime”) shall be 3,000 barrels/hour plus three hours freetime.

(b)           If the Vessel arrives before the agreed arrival date range, tenders a valid NOR, and is in all respects ready to load its cargo, Laytime shall not commence until

00:01 hours on the first day of the agreed arrival date range, unless Manufacturer elects to accept the Vessel earlier, in which case Laytime shall begin when the Vessel is all fast.

(c)           If the Vessel arrives within its agreed arrival date range, tenders a valid NOR, and is in all respects ready to load its cargo, Laytime shall commence upon the Vessel’s NOR being tendered, berth or no berth, or when the Vessel is all fast, whichever occurs first.

(d)           If the Vessel arrives after the last day of the agreed arrival date range, tenders a valid NOR, and is in all respects ready to load its cargo, Laytime shall commence when the Vessel is all fast.

(e)           Time consumed due to any of the following shall not count as used Laytime or if the Vessel is on demurrage, for demurrage:

(i)            Any delay due to the Vessel’s condition, breakdown, or any other causes attributable to the Vessel;

(ii)           Any delay due to prohibition of discharging at any time by the owner or operator of the Vessel or by the port authorities, unless the prohibition is caused by Manufacturer or Manufacturer’s facility’s failure to comply with applicable laws, rules, and regulations;

(iii)          Any delay due to pollution or threat thereof caused by any defect in the Vessel or any act or omission to act by the master or crew of the Vessel;

(iv)          Any delay due to the Vessel’s violation of the operating or safety rules and/or regulations, noncompliance with: (i) federal or state laws, (ii) U.S. Coast Guard regulations, (iii) any other applicable regulations, (iv) or failure to obtain or maintain required certification;

(v)           Any delays caused by strike, lockout, stoppage or restraint of labor of master, officers or crew of the Vessel or of tugboats;

(vi)          Any delay, not being first caused by the negligence of Manufacturer or Manufacturer’s facility, by reason of fire, explosion, storm, strike, lockout, stoppage or restraint of labor, breakdown of machinery or equipment in or about the facilities of Manufacturer or Manufacturer’s facility, adverse weather, civil unrest, Act of War, riot, arrest or restraint of princes, rulers or peoples, or “Act of God” shall be paid for at one-half (1/2) the rate otherwise provided for demurrage.

(f)            Laytime shall cease after all Product has been loaded and when the hoses have been disconnected from the Vessel and the Vessel has been released by Manufacturer or Manufacturer’s facility.

(g)           A declaration of Force Majeure Event shall not relieve the Manufacturer from the obligation to pay demurrage under this Agreement.

4.         Demurrage:

(a)           Demurrage Rate: Manufacturer shall pay demurrage, at the Charter Party rate for all time that used Laytime exceeds the Laytime allowance.

(b)           For demurrage purposes, all inland barges or tows operating as a unit shall be considered collectively as one unit.